Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Redwood Trust, Inc. on Form S-3 (File No. 333-285506), and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

San Francisco, California

August 21, 2025